Exhibit 5.1
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

December 29, 2005

Board of Directors
Bio-Bridge Science, Inc.
1211 West 22nd Street, Suite 6150
Oak Brook, IL 60523

Re: 2004 Stock Incentive Plan (the “Plan”)

Gentlemen:

We have acted as counsel to Bio-Bridge Science, Inc., a Delaware corporation, (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 2,000,000 shares of the Company's common stock, par value $0.001 (the "Shares").

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

/s/ RICHARDSON & PATEL LLP